INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (this "Agreement") is entered into as of May 3, 2010, and is effective with respect to each Fund (as defined below) as set forth on Schedule A hereto, between FIRST FOCUS FUNDS, INC., a registered open-end management investment company organized as a Nebraska corporation having its principal place of business at 1620 Dodge Street, Omaha, NE  68197 (herein called the "Company"), and TRIBUTARY CAPITAL MANAGEMENT, LLC, a Colorado limited liability company (herein called the "Investment Adviser").

RECITALS

WHEREAS, the Company is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended ("1940 Act"); and

WHEREAS, the Company desires to retain the Investment Adviser to furnish investment advisory and administrative services to certain investment portfolios of the Company, and may retain the Investment Adviser to serve in such capacity to certain additional investment portfolios of the Company, all as now or hereafter may be identified in Schedule A hereto (such initial investment portfolios and any such additional investment portfolios each comprising a series of the Company, as contemplated in the 1940 Act, together called the "Funds"), and the Investment Adviser represents that it is willing and possesses legal authority to so furnish such services without violation of applicable laws and regulations.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

AGREEMENT

1.           Appointment.  The Company hereby appoints the Investment Adviser to act as investment adviser to the Funds for the period and on the terms set forth in this Agreement.  The Investment Adviser accepts such appointment and agrees to furnish the services herein set forth for the compensation herein provided.  Additional Funds may from time to time be added to those covered by this Agreement, consistent with the 1940 Act, by the parties executing a new Schedule A which shall become effective upon its execution and shall supersede any Schedule A having an earlier date.

2.           Delivery of Documents.  The Company has furnished or will furnish the Investment Adviser from time to time with copies of all amendments of or supplements to the following:

a.           the Company's Articles of Incorporation, executed as of October 12, 1994, and as filed with the Secretary of State of Nebraska on October 12, 1994, and any and all amendments thereto or restatements thereof (such document as presently in effect and as it shall from time to time be amended or restated, is herein called the "Articles");

b.           the Company's By-laws and any amendments thereto (such document as presently in effect and as it shall, from time to time be amended and restated, is herein called the "By-laws");

c.           resolutions of the Company's Board of Directors (the "Board") authorizing the appointment of the Investment Adviser and approving this Agreement;

        d.           the Company's Notification of Registration on Form N-8A under the 1940 Act as filed with the Securities and Exchange Commission ("SEC") on November 1, 1994, and all amendments thereto;

e.           the Company's registration statement on Form N-lA under the Securities Act of 1933, as amended, (File No. 33-85982), and under the 1940 Act as filed with the SEC and all amendments thereto (the "Registration Statement"); and

f.           the most recent Prospectus and Statement of Additional Information of each of the Funds filed in connection with the Registration Statement (such Prospectus and Statement of Additional Information, as presently in effect, and all amendments and supplements thereto, are herein collectively called the "Prospectus").

3.           Management.  Subject to the supervision of the Board, the Investment Adviser will provide a continuous investment program for the Funds, including investment research and management with respect to all securities and investments and cash equivalents held by or to be purchased by the Funds.  The Investment Adviser will determine from time to time what securities and other investments will be purchased, retained, or sold by each Fund.  The Investment Adviser will provide the services under this Agreement in accordance with each of the Fund's investment objectives, policies, and restrictions as stated in the Prospectus and resolutions of the Board.  With the approval of the Board, and subject to applicable provisions of the 1940 Act, the Investment Adviser may appoint sub-advisers to assist it in the performance of its duties hereunder.  The Investment Adviser further agrees that it:

a.           will use the same skill and care in providing such services as it uses in providing services to fiduciary accounts for which it has investment responsibilities;

b.           will conduct its activities under this Agreement in accordance with any applicable regulations of any governmental authority pertaining to the investment advisory activities of the Investment Adviser, including (i) the 1940 Act and the rules adopted by the SEC thereunder, (ii) the Investment Advisers Act of 1940 (the "Advisers Act") and the rules adopted by the SEC thereunder, (iii) the Prospectus, (iv) the Articles and By-laws, and (v) the policies and procedures adopted by the Board;

c.           will not make loans to any person to purchase or carry shares of the Company or make loans to the Company;

d.           will place orders pursuant to its investment determinations for the Funds either directly with the issuer or with any broker or dealer.  In placing orders with brokers and dealers, the Investment Adviser will attempt to obtain prompt execution of orders in an effective manner at the most favorable price.  Consistent with this obligation and any policies adopted by the Board, and to the extent permitted by the 1940 Act, the Advisers Act, and Section 28(e) of the Securities Exchange Act of 1934, the Investment Adviser may, in its discretion, purchase and sell portfolio securities to and from brokers and dealers who provide the Investment Adviser with research advice and other services.  The Investment Adviser may authorize the Funds to pay a commission in excess of the commission another broker-dealer would have charged if the Investment Adviser determines in good faith that such commission is reasonable in relation to the value of the brokerage and research services provided by such broker-dealer, viewed either in terms of that particular transaction or the Investment Adviser's overall responsibilities to the accounts it manages.  In no instance will portfolio securities be purchased from or sold to the Company's administrator (the "Administrator"), the Investment Adviser, or any affiliated person of the Company, the Administrator, or the Investment Adviser acting as principal; in no instance will portfolio securities be sold or purchased through the Administrator, the Investment Adviser, or any affiliated person of the Company except in strict compliance with Rule 17e-1 under the 1940 Act; in no instance will the Company purchase securities of which the Investment Adviser or any affiliated person of the Company is an underwriter except in strict compliance with Rule 10f-3 under the 1940 Act; in no instance will any Fund purchase securities from, or sell securities to another Fund in a principal transaction except in strict compliance with Rule 17a-7 under the 1940 Act; and in no instance will any Fund engage in any joint or joint and several participation in any transaction with any other Fund in violation of Section 17(d) of the 1940 Act.

e.           will maintain all books and records with respect to the securities transactions of the Funds as required by the 1940 Act and the Advisers Act, and will furnish the Board such periodic and special reports as the Board may request;

f.           will treat confidentially and as proprietary information of the Company all records and other information relative to the Company and the Funds and prior, present, or potential shareholders, will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except after prior notification to and approval in writing by the Company, which approval shall not be unreasonably withheld and may not be withheld where the Investment Adviser may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Company; and

g.           will maintain its policy and practice of conducting its fiduciary functions independently.  In making investment recommendations for the Funds, the Investment Adviser's personnel will not inquire or take into consideration whether the issuers of securities proposed for purchase or sale for the Funds' account are customers of the Investment Adviser or of its parent or its subsidiaries or affiliates.  In dealing with such customers, the Investment Adviser and its parent, subsidiaries, and affiliates will not inquire or take into consideration whether securities of those customers are held by any Fund.

4.           Services Not Exclusive.  The investment management services furnished by the Investment Adviser hereunder are not to be deemed exclusive, and the Investment Adviser shall be free to furnish similar services to others so long as its services under this Agreement are not impaired thereby.

5.           Books and Records.  In compliance with the requirements of Rule 31a-3 under the 1940 Act, the Investment Adviser hereby agrees that all records which it maintains for the Funds are the property of the Company and further agrees to surrender promptly to the Company any of such records upon the Company's request.  The Investment Adviser further agrees to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act the records required to be maintained by Rule 31a-1 under the 1940 Act.

6.           Expenses.  During the term of this Agreement, the Investment Adviser will pay all expenses incurred by it in connection with its activities under this Agreement, including but not limited to, expenses related to all office space, facilities, equipment, and clerical personnel necessary for the Investment Adviser to carry out its duties and obligations under this Agreement, but excluding the cost of securities (including brokerage commission, issue and transfer taxes, if any) purchased by the Funds.  Each of the Funds shall bear the following expenses relating to its operations: organizational expenses, taxes, interest, any brokerage fees and commissions, fees of the directors of the Company, SEC fees, state securities registration fees and expenses, costs of preparing and printing prospectuses for regulatory purposes and for distribution to a Fund's current or prospective shareholders, outside auditing and legal expenses, advisory and administration fees, fees and out-of-pocket expenses of the custodian and transfer agent, costs of Fund accounting services, certain insurance premiums, costs of maintenance of the Company's existence, costs of shareholders' and directors' reports and meetings, distribution expenses, shareholder servicing expenses incurred pursuant to the Company's Administrative Service Plan and other similar arrangements, any extraordinary expenses incurred in the Funds' operation, and other operating expenses not assumed by the Company's service providers.

7.           Compensation.  For the services provided and the expenses assumed pursuant to this Agreement, each of the Funds will pay the Investment Adviser and the Investment Adviser will accept as full compensation therefor a fee, computed daily and paid monthly in arrears, equal to the lesser of (a) the fee set forth on Schedule A hereto or (b) such other fee as may from time to time be agreed upon in writing by the Company and the Investment Adviser.  The obligations of the Funds to pay the above-described fee to the Investment Adviser will begin as first set forth above.

If in any fiscal year the aggregate expenses of any of the Funds (as defined under the securities regulations of any state having jurisdiction over the Company) exceed the expense limitations of any such state, the Investment Adviser will reimburse the Fund for such excess expenses, provided that the obligation of the Investment Adviser to reimburse the Funds hereunder is limited in any fiscal year to the amount of its fee hereunder for such fiscal year; provided further, however, that notwithstanding the foregoing, the Investment Adviser shall reimburse the Funds for such excess expenses regardless of the amount of fees paid to it during such fiscal year to the extent that the securities regulations of any state having jurisdiction over the Company so require.  Such expense reimbursement, if any, will be estimated daily and reconciled and paid on a monthly basis.

8.           Notices of Meetings.  The Company agrees that notice of each regular meeting of the Board will be sent or otherwise given to the Investment Adviser.  To the extent that the directors of the Company invite any person or persons employed by the Investment Adviser to attend any such meeting, the Company agrees that it will make the appropriate arrangements, at the expense of the Investment Adviser, for the attendance by such person or persons or by such other person or persons as the Investment Adviser may designate.

9.           Limitation of Liability.  The Investment Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Funds in connection with the performance of this Agreement, except a loss resulting from a breach of fiduciary duty with respect to the receipt of compensation for services or a loss resulting from willful misfeasance, bad faith, or gross negligence on the part of the Investment Adviser in the performance of its duties or from reckless disregard by it of its obligations and duties under this Agreement.

10.	Duration and Termination.

(a)           This Agreement will become effective as of the date first written above (or, if a particular Fund is not in existence on that date, on the date the Registration Statement relating to that Fund becomes effective with the SEC), provided that it is approved by vote of a majority of the outstanding voting securities of such Fund, in accordance with the requirements under the 1940 Act, and, unless sooner terminated as provided herein, shall continue in effect until June 30, 2011.  This Agreement, which shall become effective upon its execution, shall supersede any agreement respecting investment advisory services between the parties (or affiliates of the Investment Adviser) having an earlier date.

Thereafter, if not terminated, this Agreement will continue in effect for successive periods of twelve (12) months, each ending on the day preceding the anniversary of the Agreement’s effective date of each year, provided that such continuation is specifically approved at least annually by (x) the vote of a majority of those members of the Board who are not interested persons (as set forth in the 1940 Act) of the Company or the Investment Adviser, cast in person at a meeting called for the purpose of voting on such approval, and (y) the vote of a majority of the Board or by the vote of a majority of all votes attributable to the outstanding shares of such Fund.

(b)           Notwithstanding the foregoing, this Agreement may be terminated as to a particular Fund at any time on sixty days’ written notice, without the payment of any penalty, by the Company (by vote of the Board or by vote of a majority of the outstanding voting securities of such Fund) or by the Investment Adviser.  This Agreement will immediately terminate in the event of its assignment (as set forth in the 1940 Act).

11.           Investment Adviser's Representations.  The Investment Adviser hereby represents and warrants to the Company that:

a.           it is willing and possesses all requisite legal authority to provide the services contemplated by this Agreement without violation of applicable laws and regulations, including but not limited to the Glass-Steagall Act, and the regulations promulgated thereunder;

b.           is has adopted and implemented written policies and procedures reasonably designed to prevent violation of the federal securities laws (as that term is used in Rule 38a-1 adopted under the 1940 Act) by the Investment Adviser and its supervised persons, and shall provide the Company, at such times as the Company shall reasonably request, a copy of such policies and procedures and a report of such policies and procedures; such report shall be of sufficient scope and in sufficient detail as may reasonably be required to comply with Rule 38a-1 under the 1940 Act; and

c.           it is and shall remain during the term of this Agreement, registered as an investment adviser under the Advisers Act.

12.           Amendment of this Agreement.  No provision of this Agreement may be changed, waived, discharged, or terminated except by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge, or termination is sought.

13.           Miscellaneous.  The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.  If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder of this Agreement shall not be affected thereby.  This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by the law of the State of Nebraska.  The provisions of the 1940 Act and rules and regulations promulgated thereunder shall supersede the terms and provisions hereof and any ambiguity or matter of interpretation hereunder shall be resolved in a manner which effectuates the 1940 Act and such rules and regulations.  This Agreement may be signed in any number of counterparts, and any single counterpart or a set of counterparts signed in either case by the parties hereto shall constitute a full and original Agreement for all purposes.

Signature Page Follows

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first above written.

FIRST FOCUS FUNDS, INC.

By:	/s/ Michael Summers
Name:	Michael Summers
Title:	President

TRIBUTARY CAPITAL MANAGEMENT, LLC

By:	/s/ Stephen Frantz
Name:	Stephen Frantz
Title:	President, CIO

Schedule A
to the
Investment Advisory Agreement
Between
First Focus Funds, Inc. and Tributary Capital Management, LLC
This Schedule A is dated May 3, 2010

Name of Fund	Compensation*	Effective Date
First Focus Short/Intermediate Bond Fund	Annual rate of fifty one-hundredths of one percent (.50%) of the Fund's average daily net assets	May 3, 2010

First Focus Income Fund	Annual rate of sixty one-hundredths of one percent (.60%) of the Fund's average daily net assets	May 3, 2010

First Focus Balanced Fund	Annual rate of seventy-five one-hundredths of one percent (.75%) of the Fund's average daily net assets	May 3, 2010

First Focus Core Equity Fund	Annual rate of seventy-five one-hundredths of one percent (.75%) of the Fund's average daily net assets	May 3, 2010

First Focus Large Cap Growth Fund	Annual rate of ninety one-hundredths of one percent (.90%) of the Fund's average daily net assets	May 3, 2010

First Focus Growth Opportunities Fund	Annual rate of seventy-five one-hundredths of one percent (.75%) of the Fund's average daily net assets	May 3, 2010

First Focus International Equity Fund	Annual rate of one percent (1.00%) of the Fund's average daily net assets	May 3, 2010

First Focus Small Company Fund	Annual rate of eighty-five one-hundredths of one percent (.85%) of the Fund's average daily net assets	May 3, 2010
__________________
*All fees are computed daily and paid monthly

FIRST FOCUS FUNDS, INC.	TRIBUTARY CAPITAL MANAGEMENT, LLC
By: /s/ Michael Summers	By: /s/ Stephen Frantz
Name: Michael Summers	Name: Stephen Frantz
Title: President	Title: President, CIO